UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2001

Penn Virginia Corporation
(Exact name of registrant as specified in its charter)

Virginia (Name or other jurisdiction of incorporation)	0-753 (Commission File Number)	23-1184320 (IRS Employer Identification No.)

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (610) 687-8900

Item 9. Regulation FD Disclosure.

On February 21, 2001, Registrant issued the following press release:

Penn Virginia Corporation

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

www.pennva.com

FOR IMMEDIATE RELEASE

Contact: James O. Idiaquez, Executive Vice President and Chief Financial Officer of Penn Virginia Corporation, 281-966-3861, fax 281-966-3870

Penn Virginia Announces

2000 Fourth Quarter and Record Year End Results

RADNOR, PA, February 21, 2001 -- Penn Virginia Corporation (NYSE: PVA) reported record earnings in 2000 of $39.3 million or $4.69 (diluted) per share. Excluding a pre-tax gain of $23.9 million ($14.2 million after tax) from the December sale of certain nonstrategic Appalachian oil and gas properties, net income in 2000 rose 75% to a record $25.1 million or $2.99 (diluted) per share on revenues of $81.2 million. Cash flow from operations (before changes in working capital) rose 49% to $37.8 million or $4.52 (diluted) per share, which was also a record. These increases were not only a direct result of increased natural gas prices, but also were driven by a 34 percent increase in the production of natural gas and a 36 percent increase in coal royalty revenues.

Reported earnings for the fourth quarter of 2000 were $20.5 million, or $2.38 (diluted) per share versus $4.5 million or $0.53 per share (diluted) in the fourth quarter of 1999. Excluding the gain from the Appalachian asset sale, fourth quarter 2000 earnings were $6.3 million or $0.74 (diluted) per share. Revenues were $24 million in the fourth quarter 2000 a gain of 61 percent compared to the same period in 1999. Cash flow declined to $7.7 million or $0.89 (diluted) per share in the fourth quarter of 2000, a 12 percent decrease from the $1.01 (diluted) per share reported in the fourth quarter of 1999. This decline is directly associated with taxes related to the sale of non-strategic oil and gas properties in the fourth quarter of 2000.

Oil and gas production for 2000 was a record 11.8 billion cubic feet equivalent (Bcfe) up 34 percent from 1999. Fourth quarter production was 3.2 Bcfe compared to 2.3 Bcfe in the same period last year. Approximately 98 percent of the Company's production is natural gas. The Company drilled 109 gross wells including 100 gross (76.2 net) development wells and 9 gross (2.9 net) exploratory wells. A total of five gross (1.3 net) exploratory wells were dry holes. The Company replaced 556 percent of production for the year with 252 percent coming from extensions, discoveries, other additions and revisions and 304 percent from acquisitions. Reserve replacement cost for the year was $0.92 and finding and development cost was $0.82.

Included in the above statistics are the seven gross wells (1.4 net) the Company drilled in the Two Rivers project area, one gross well (0.2 net) was productive, four gross wells (0.8 net) were dry holes and two gross wells (0.4 net) are still being evaluated. In addition 45 square miles of 3D seismic was acquired over the northern portion of our acreage and is now being evaluated.

The average price received by Penn Virginia for the year was $3.95 per million cubic feet (Mcf) compared to $2.46 per Mcf in 1999. The fourth quarter average price received was $4.84 per Mcf compared with $2.87 in the same quarter of 1999.

Year end 2000 proven reserves were 175 Bcfe compared to the 187 Bcfe reported at the end of 1999. The decrease reflects the sale of 67 Bcfe of nonstrategic Appalachia properties.

Total revenues for the coal royalty and land management segment were a record $31.1 million for 2000 compared to $21.8 million in 1999. Of the totals in 2000, $24.3 million were coal royalty revenues versus $17.8 million in 1999. Timber revenues increased 23 percent to $2.4 million in 2000 compared to $1.9 million in 1999.

Other revenues, principally from infrastructure projects and land sales, increased from $2.0 million in 1999 to $4.4 million in 2000. Total operating income for the coal royalty and land management segment was $22.7 million for 2000 compared to $16.7 million in 1999.

The fair value of the Company's 3.3 million share holding in Norfolk Southern Corporation common stock (NYSE:NSC) was $44.1 million at December 31, 2000 compared to $67.8 million at December 31, 1999. As of February 20, 2001 the value of the Company's NSC stock was $61.0 million. In January 2001, NSC reduced its dividend from $0.20 per share to $0.06 per share.

Penn Virginia President and Chief Executive Officer, A. James Dearlove, said "2000 was a record year in terms of income and cash flow for both of our business segments. Our pursuit of a unique corporate growth strategy, focused on both natural gas and coal, two fuels that together generate two thirds of the electricity produced in the United States, was validated."

Guidance for 2001

Penn Virginia is providing the following guidance regarding the financial and operational expectations for the Company for the year 2001.

Penn Virginia Corporation

Guidance Estimates

	First Qtr	Full Year
	2001	2001

Natural gas production (Bcf):	2.5 - 3.0	12.0 - 14.0

Coal royalties (in millions):	$5.5 - 7.0	$27.0 - 29.0

Expenses (in millions):
Operating expenses	$1.0 - 1.5	$6.0 - 8.0
Exploration expenses	$0.8 - 1.3	$9.0 - 10.0
Taxes other than income	$0.9 - 1.3	$5.0 - 6.0
General and administrative	$2.8 - 3.3	$11.5 - 12.5
Depreciation and depletion	$3.0 - 3.5	$14.5 - 15.5

Income tax rate	35%	35%

Capital expenditures (in millions):
Development drilling	$4.0 - 4.5	$21.0 - 23.0
Exploratory drilling	$2.0 - 3.0	$16.5 - 18.5
Seismic	$0.2 - 0.5	$2.0 - 2.5
Lease acquisitions and field projects	$1.8 - 2.2	$3.0 - 4.0
Coal land management projects	$0.1 - 0.3	$2.5 - 3.0

During the first quarter of 2000 the Company entered into a physical contract covering 5,825 Mcf/d for the first quarter of 2001 at a price, including basis differential, of $3.12 per Mcf. During the first quarter of 2001 the Company executed a basis hedge and costless collar with a floor of $4.95 per Mcf and a ceiling of $7.16 per Mcf on 4,854 Mcf/d for the second and third quarters of 2001. In addition, we have basis hedges in place for an additional 3,883 Mcf/d for the second and third quarters of 2001 at $0.33 per Mcf.

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

Penn Virginia Corporation is an energy company engaged primarily in the exploration, development and production of oil and gas, leasing of mineral rights and collection of royalties. Penn Virginia is headquartered in Radnor, PA.

* * * *

This release includes forward-looking statements within the meaning of the federal securities laws with respect to development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of coal mining or oil and gas production, projected quantities of future oil and gas production by Penn Virginia, projected quantities of future coal production by the Company's lessees producing coal from reserves leased from Penn Virginia, costs and expenditures as well as projected demand or supply for coal and oil and gas, which will affect sales levels, prices and royalties realized by Penn Virginia. Certain factors discussed herein and in the Company's filings with the Securities and Exchange Commission could cause actual results to differ from those in these forward-looking statements, and reference is made to such filings.
OPERATIONS SUMMARY

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2000	1999	2000	1999
Production
Natural gas (MMcf)	3,206	2,281	11,645	8,679
Oil and condensate (MBbls)	7	8	31	32
Coal royalty tons (000)	3,261	2,738	12,536	8,603
Timber (Mbf)	1,614	2,698	8,545	9,020

Prices
Natural gas ($/Mcf)	$4.84	$2.87	$3.95	$2.46
Oil and condensate ($/Bbl)	$31.00	$21.25	$26.84	$14.47
Coal royalties ($/ton)	$1.94	$2.02	$1.94	$2.07
Timber ($/Mbf)	$179	$223	$257	$206

CONSOLIDATED STATEMENT OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2000	1999	2000	1999
Revenues
Natural gas	$15,524	$6,554	$46,019	$21,384
Oil and condensate	217	170	832	463
Coal royalties	6,330	5,539	24,308	17,836
Timber	337	601	2,388	1,948
Dividends	662	662	2,646	2,646
Other	923	1,422	5,010	3,140
	23,993	14,948	81,203	47,417
Expenses
Operating expenses	2,122	1,531	7,629	4,873
Exploration and development	3,007	776	5,660	2,146
Taxes other than income	848	810	3,648	2,795
General and administrative	3,757	2,430	11,398	8,775
Depreciation, depletion and amortization	3,368	2,273	12,027	8,393
	13,102	7,820	40,362	26,982

Operating Income	10,891	7,128	40,841	20,435

Other Income (Expense)
Interest expense	(2,235)	(1,434)	(7,878)	(3,298)
Gain on the sale of property	23,896	280	24,795	280
Interest income and other, net	375	345	1,472	1,417
	32,927	6,319	59,230	18,834
Income tax expense	12,389	1,840	19,965	4,330
Net income	$20,538	$4,479	$39,265	$14,504

Net income per share, basic	$2.46	$0.53	$4.76	$1.73
Net income per share, diluted	$2.38	$0.53	$4.69	$1.71

Weighted average shares outstanding, basic	8,353	8,423	8,241	8,406
Weighted average shares outstanding, diluted	8,623	8,445	8,371	8,480
CONSOLIDATED BALANCE SHEET
(in thousands)

	December 31,	December 31,
	2000	1999
Assets	(unaudited)
Current assets	$15,294	$9,321
Investments	44,080	67,816
Net property, plant & equipment	205,116	191,267
Other assets, including long-term notes	4,276	5,607
Total assets	$268,766	$274,011

Liabilities and Shareholders' Equity
Current liabilities	$17,935	$7,074
Long-term debt	47,500	78,475
Other liabilities and deferred taxes	32,169	34,119
Shareholders' equity*	171,162	154,343
Total liabilities and shareholders' equity	$268,766	$274,011

* Includes unrealized gain on investments, net of tax of $26,806 and $42,235 in 2000 and 1999, respectively.

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2000	1999	2000	1999
Operating Activities
Net income (loss)	$20,538	$4,479	$39,265	$14,504
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	3,368	2,273	12,027	8,393
Gain on sale of properties	(23,896)	(280)	(24,795)	(280)
Deferred income taxes	4,572	1,801	7,006	2,805
Dry hole expense	2,013	514	3,154	1,115
Other	1,111	(220)	1,189	(1,198)
	7,706	8,567	37,846	25,339
Changes in operating assets and liabilities	4,786	1,977	3,894	(198)
Net cash provided by (used in) operating activities	12,492	10,544	41,740	25,141

Investing activities:
Proceeds from sale of property and equipment	54,306	299	55,208	299
Proceeds from notes receivable	231	418	926	1,670
Capital expenditures	(5,517)	(6,398)	(59,443)	(60,651)
Net cash used in investing activities	49,020	(5,681)	(3,309)	(58,682)

Financing Activities:
Dividends paid	(1,886)	(1,895)	(7,407)	(7,568)
Debt borrowings (payments), net	(60,094)	(2,211)	(30,269)	40,510
Purchase of treasury stock	(1,705)	-	(6,761)	-
Issuance of stock	2,544	(100)	6,084	1,031
Net cash provided by (used in) financing activities	(61,141)	(4,206)	(38,353)	33,973

Net increase (decrease) in cash and cash equivalents	371	657	78	432
Cash and cash equivalents-beginning balance	364	-	657	225
Cash and cash equivalents-ending balance	$735	$657	$735	$657

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 12, 2001	Penn Virginia Corporation
_____________________________
By: /s/ Nancy M. Snyder Vice President